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                                                                  EXECUTION COPY


                             CONTRIBUTION AGREEMENT

                  This CONTRIBUTION AGREEMENT (the "Agreement") is entered into as of September 29, 2000 by and between Reuters C Corp. (formerly "Instinet Corporation"), a Delaware corporation ("RC Corp"), and Instinet Group LLC, a Delaware limited liability company ("IGL") (each, a "Party" and, collectively, the "Parties").

                  WHEREAS, in connection with the restructuring of RC Corp pursuant to the Asset Contribution Agreement (the "Asset Contribution Agreement"), dated as of July 31, 2000, by and between the Parties, RC Corp agreed to contribute to IGL all of its assets (the "RC Corp Assets") other than certain Excluded Assets (as defined in the Asset Contribution Agreement) in consideration for the assumption of certain liabilities of RC Corp by IGL and the issuance by IGL of 169,236,283 Shares of Common Stock (as such term is defined in IGL's Amended and Restated Limited Liability Company Operating Agreement (the "Operating Agreement")) of IGL (the "IGL Units") to RC Corp;

                  WHEREAS, in connection with the restructuring of RC Corp, pursuant to the Subscription Agreement (the "Subscription Agreement"), dated as of July 31, 2000, by and between IGL and Reuters Holdings Switzerland SA, a corporation organized under the laws of Switzerland ("RHSSA"), RHSSA agreed to subscribe to and purchase from IGL 10,064,564 IGL Units for $167,300,000;

                  WHEREAS, under the terms of the Contribution Agreement, the Parties intended, but inadvertently omitted, to effect the contribution to IGL of all of RC Corp's interest in three (3) Class A Shares, U.S.$1.00 par value per share (the "HILtd Shares"), of Hambrecht Instinet Ltd., a UK private limited company and a partially-owned subsidiary of RC Corp ("HILtd"), such shares constituting sixty percent (60%) of the outstanding equity of HILtd;

                  WHEREAS, pursuant to the terms of the Contribution Agreement, RC Corp did not transfer to IGL RC Corp's interest in one hundred (100) shares of common stock, $.01 par value per share (the "IFI Shares"), of Instinet Fixed Income Inc., a Delaware corporation and a wholly-owned subsidiary of RC Corp ("IFI"), such shares constituting the entire outstanding equity of IFI, which IFI Shares were among the Excluded Assets;

                  WHEREAS, subsequent to the contribution pursuant to the Contribution Agreement, RC Corp has determined to contribute the IFI Shares to IGL;

                  WHEREAS, RC Corp desires to contribute to IGL, and IGL desires to acquire from RC Corp, all of RC Corp's interest in the HILtd Shares and in the IFI Shares;

                  WHEREAS, in consideration for the contribution of the IFI Shares, IGL shall issue, sell and deliver to RC Corp one million three hundred forty eight thousand three hundred seventy one (1,348,371) IGL Units and to assume certain liabilities of RC Corp, as more fully described in this Agreement, and in consideration for the contribution of the HILtd Shares, IGL shall pay to RC Corp $3.00 (the "HILtd Purchase Price");

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                  NOW, THEREFORE, in consideration of the foregoing and the
respective premises, mutual covenants and agreements of the Parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  1.1 Definitions. For the purpose of this Agreement the following terms shall have the following meanings:

                  "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Authority or any arbitration or mediation tribunal.

                  "Agreement" has the meaning set forth in the preamble.

                  "Aggregate IGL Concluded Value" has the meaning set forth in
Section 2.4(b).

                  "Asset Contribution Agreement" has the meaning set forth in the recitals.

                  "Authority" means any governmental, judicial, legislative, executive, administrative, or regulatory authority of the United States, or of any state, local or foreign government, or any government of any possession or territory of the United States, or any subdivision, agency, commission, office or authority of any of the foregoing, or any Self-Regulatory Organization.

                  "Concluded Value" has the meaning set forth by Houlihan Lokey Howard & Zukin in their report, dated September 25, 2000, on the valuation of the business of RC Corp as of April 30, 2000.

                  "Consents" means any consents, waivers or approvals from, or notification requirements to, any third parties.

                  "Contribution Agreement" means that certain Contribution Agreement, dated as of July 31, 2000, by and between the Parties, with respect to the contribution to IGL of all of RC Corp's interest in one hundred (100) shares of common stock, $.01 par value per share, of Instinet Global Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of RC Corp.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder from time to time.

                  "Excluded Assets" has the meaning set forth in the Contribution Agreement.

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                  "Fixed Income Liabilities" has the meaning set forth in the
Contribution Agreement.

                  "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Authority.

                  "HILtd" has the meaning set forth in the recitals.

                  "HILtd Purchase Price" has the meaning set forth in the recitals.

                  "HILtd Shares" has the meaning set forth in the recitals.

                  "IFI" has the meaning set forth in the recitals.

                  "IFI Shares" has the meaning set forth in the recitals.

                  "IGL" has the meaning set forth in the preamble.

                  "IGL Units" has the meaning set forth in the recitals.

                  "Indemnified Party" has the meaning set forth in Section
4.4(a).

                  "Indemnifying Party" has the meaning set forth in Section 4.4(a).

                  "International Contribution Agreements" has the meaning set forth in Section 2.4(a).

                  "July 31 Agreements" means the Contribution Agreement, the Asset Contribution Agreement and the Subscription Agreement.

                  "Liabilities" means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

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                  "Operating Agreement" has the meaning set forth in the
recitals.

                  "Parties" has the meaning set forth in the preamble.

                  "Party" has the meaning set forth in the preamble.

                  "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Authority.

                  "Report" has the meaning set forth in Section 2.4(b).

                  "RC Corp" has the meaning set forth in the preamble.

                  "RC Corp Assets" has the meaning set forth in the recitals.

                  "RC Corp Liabilities" shall mean (without duplication) all Liabilities, including, without limitation, such liabilities and claims, if any, arising under the Securities Act or the Exchange Act, relating to, arising out of or resulting from (a) the Shares, whether arising before, on or after the date hereof, (b) the Fixed Income Liabilities and (c) the Guarantee made by Instinet Corporation (now RC Corp) on behalf of Instinet U.K. Limited and in favor of Paribas, dated as of March 15, 2000.

                  "RHSSA" has the meaning set forth in the recitals.

                  "Self-Regulatory Organization" has the meaning set forth in section 3(a)(26) of the Exchange Act.

                  "Shares of Common Stock" has the meaning set forth in the Operating Agreement.

                  "Shares" means HILtd Shares and IFI Shares.

                  "Subscription Agreement" has the meaning set forth in the recitals.

                                   ARTICLE II

                    SHARE TRANSFER; ASSUMPTION OF LIABILITIES

                  2.1 Transfer of Shares. Subject to the receipt of all consents, approvals or authorizations of any Authority, or any other Person, necessary to consummate the transactions contemplated herein, upon the terms and subject to the conditions set forth in this Agreement, RC Corp hereby contributes the Shares to IGL.

                  2.2 Assumption of Liabilities. In furtherance of and as a part of the contribution of the Shares to IGL, IGL hereby assumes and agrees faithfully to perform and fulfill all the RC Corp Liabilities in accordance with their respective terms. IGL shall be

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responsible for all the RC Corp Liabilities, regardless of when or where such
Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such RC Corp Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by RC Corp or IGL or by any of their respective directors, officers, employees or agents.

                  2.3 Issuance of Membership Interests; Payment of HILtd Purchase Price. (a) Concurrently with the execution of this Agreement, IGL is issuing and delivering to RC Corp one million three hundred forty eight thousand three hundred seventy one (1,348,371) IGL Units in consideration for the contribution by RC Corp of the IFI Shares. Schedule A and Schedule B of the Operating Agreement shall be amended to reflect the issuance.

                  (b) Concurrently with the execution of this Agreement, IGL is paying the HILtd Purchase Price to RC Corp.

                  2.4 IGL Units Adjustment. (a) The Parties acknowledge that for the purposes of maintaining the option plan relating to the employees of IGL and its subsidiaries (formerly employees of RC Corp and its subsidiaries), it is desirable that the aggregate number of IGL Units to be issued in consideration for the contributions made pursuant to the July 31 Agreements and this Agreement be one hundred seventy nine million three hundred thirty three thousand three hundred thirty three (179,333,333) IGL Units and that an aggregate number of one hundred seventy nine million three hundred thirty three thousand three hundred thirty three (179,333,333) IGL Units were issued pursuant to the July 31 Agreements. The Parties further acknowledge that RHSSA is making additional contributions to IGL pursuant to the Contribution Agreements between RHSSA and IGL, dated as of the date hereof (the "International Contribution Agreements"). The Parties further acknowledge that it is their intention that following the contributions made pursuant hereto and pursuant to the International Contribution Agreements, the allocation of IGL Units between RC Corp and RHSSA is to represent the percentage of the value of IGL, as of September 30, 2000, contributed to IGL by each of RC Corp and RHSSA.

                  (b) In accordance with the foregoing, as soon as practicable after the date hereof, and in any event no later than thirty (30) days following the date hereof, the Parties shall cause Houlihan Lokey Howard & Zukin (or such other company agreed upon by both Parties) to prepare a valuation summary (the "Report") setting forth the aggregate Concluded Value of IGL as of September 30, 2000 (the "Aggregate IGL Concluded Value").

                  (c) If the percentage of the IGL Units held by RC Corp as of September 30, 2000, represents less than the percentage of the Aggregate IGL Concluded Value contributed to IGL by RC Corp, as reflected in the Report, IGL shall issue to RC Corp additional IGL Units such that the IGL Units issued to RC Corp hereunder, together with the IGL Units held by RC Corp as of the date hereof, represent a percentage of the outstanding IGL Units equal to the percentage of the Aggregate IGL Concluded Value contributed to IGL by RC Corp, as reflected in the Report.

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                  (d) If the percentage of the IGL Units held by RC Corp as of
September 30, 2000, represents more than the percentage of the Aggregate IGL Concluded Value contributed to IGL by RC Corp, as reflected in the Report, the IGL Units previously issued to RC Corp pursuant to the Asset Contribution Agreement shall be reduced (by canceling certain of such IGL Units) such that the IGL Units held by RC Corp, as reduced, represent a percentage of the outstanding IGL Units equal to the percentage of the Aggregate IGL Concluded Value contributed to IGL by RC Corp, as reflected in the Report.

                                   ARTICLE III

                                    COVENANTS

                  3.1 Documents Relating to Transfers of Shares and IGL Unit and Assumption of Liabilities. In furtherance of the contribution of the Shares and the issuance of the IGL Units and the assumption of RC Corp Liabilities, simultaneously with the execution and delivery hereof, or as promptly as practicable thereafter, (a) RC Corp shall each execute and deliver such bills of sale and stock powers and other instruments of transfer, conveyance, assignment and assumption as and to the extent necessary to evidence the contribution of all of RC Corp's right, title and interest in and to the Shares to IGL and (b) IGL shall execute and deliver to RC Corp such bills of sale, stock powers, certificates of title, assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective contribution and transfer of the Shares and assumption of the RC Corp Liabilities by IGL.

                  3.2 Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts from the date hereof to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

                  (b) Without limiting the foregoing on and after the date hereof, each Party shall cooperate with the other Party, and without any further consideration, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Authority or any other Person (including, without limitation, all Self-Regulatory Organizations) under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement in order to effectuate the provisions and purposes of this Agreement and the transfer of the Shares and the assignment and assumption of the RC Corp Liabilities and the other transactions contemplated hereby. Without limiting the foregoing, each Party will, at the reasonable request of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Shares if and to the extent it is practicable to do so.

                  3.3 Delayed Transfers. To the extent that any Shares or Liabilities that would otherwise be assigned to IGL on the date hereof pursuant to this Agreement are not capable of

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being assigned without obtaining the consent or waiver of any Authority or any other Person, which consent or waiver has not been received on or prior to the date hereof, Shares or Liabilities will be assigned on the date the requisite consent or waiver is received. In the event such consent or waiver is not received prior to the first anniversary of this Agreement, such or Liabilities shall not be assigned hereunder and the IGL Units previously issued by IGL pursuant to Section 2.3(a) or the Asset Contribution Agreement, shall be adjusted to reflect such non-assignment (by canceling certain of such IGL Units or by IGL issuing IGL Units to RC Corp) on the basis of the value of such asset or Liability on the date hereof.

                                   ARTICLE IV

                                 INDEMNIFICATION

                  4.1 Indemnification By IGL. From and after the date hereof, IGL shall indemnify, defend and hold harmless RC Corp and its directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Liabilities relating to, arising out of or resulting from any of the following items (without duplication):

                  (a) the failure of IGL or any other Person to pay, perform or otherwise promptly discharge any RC Corp Liability in accordance with its terms, whether prior to or after the date hereof; and

                  (b) the breach of any representation, warranty, covenant or agreement by IGL contained in this Agreement.

                  4.2 Indemnification By RC Corp. From and after the date hereof, RC Corp shall indemnify, defend and hold harmless IGL and its directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Liabilities relating to, arising out of or resulting from the breach of any representation, warranty, covenant or agreement by RC Corp contained in this Agreement.

                  4.3 Consequential Damages. Except as provided in the following sentence, in no event shall any indemnity pursuant to Section 4.1 or Section 4.2 include any incidental, consequential, indirect, special or punitive damages. However, any indemnity pursuant to Section 4.1 or Section 4.2 shall include any such incidental, consequential, indirect, special or punitive damages recovered by any third party pursuant to a claim against an Indemnified Party (as defined below).

                  4.4 Defense of Claims. All rights of a Party to indemnification under this Article IV shall be asserted and resolved as follows:

                  (a) Promptly after receipt by a Party entitled to indemnification under Section 4.1 or Section 4.2 (an "Indemnified Party") of notice of any pending or threatened claim, such Indemnified Party shall give notice to the Party to whom the Indemnified Party is entitled to look for indemnification (the "Indemnifying Party") of the commencement thereof; provided that

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the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to the Indemnified Party hereunder, except to the extent that the Indemnifying Party demonstrates that it is actually prejudiced thereby.

                  (b) In case any claim shall be brought against an Indemnified Party and it shall give notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense thereof, except as provided below the Indemnifying Party shall not be liable to such Indemnified Party under this Article IV for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding an Indemnifying Party's election to assume the defense of a claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such claim on the Indemnified Party's behalf), (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such claim, or
(iv) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If an Indemnifying Party assumes the defense of a claim, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's written consent unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the Indemnified Party and
(ii) the sole relief provided is monetary damages that are to be paid in full by the Indemnifying Party.

                  (c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a claim being asserted by a third party, the Indemnified Party shall as promptly as is practical notify the Indemnifying Party of such claim, describing such claim, the amount thereof (if known) and the method of computation of the amount of the claim, all with reasonable particularity. The failure to give any such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure results in actual prejudice to the Indemnifying Party. Upon the giving of such written notice as aforesaid, the Indemnified Party shall have the right to commence legal proceedings for the enforcement of its rights under Section 4.1 or Section 4.2.

                  4.5 Survival of Indemnities. The rights and obligations of each the Parties under this Article IV shall survive the closing of the transactions contemplated hereby and the sale or other transfer by any Party of any assets or businesses or the assignment by it of any Liabilities.

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                                    ARTICLE V

                                  MISCELLANEOUS

                  5.1 Counterparts; Entire Agreement; Corporate Power.

                  (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

                  (b) This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

                  (c) Each of RC Corp and IGL represents on behalf of itself as follows:

                  (i) such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

                  (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

                  5.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT,
ENFORCEABILITY, PERFORMANCE AND REMEDIES.

                  5.3 Submission to Jurisdiction. Each Party hereby irrevocably agrees that any legal action or proceeding against it arising out of this Agreement or the transactions contemplated hereby shall be brought only in the Supreme Court of the State of New York in and for the County of New York or the U.S. District Court for the Southern District of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C. Section 1441.

                  5.4 Assignability. Except as set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that no Party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party hereto.

                  5.5 Third Party Beneficiaries. Except as provided in Section 5.4, the provisions of this Agreement are solely for the benefit of the Parties and are not intended to

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confer upon any Person except the Parties any rights or remedies hereunder.
There are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

                  5.6 Notices. Any and all notices or other communications permitted or required to be delivered or given under this Agreement shall be in writing and signed by the Party giving such notice or other communication and shall be sent by telecopy or similar means of simultaneous transmission and receipt or shall be delivered personally, or sent by registered or certified mail, postage prepaid and addressed as follows:

         If to RC Corp, to:         Reuters C Corp.
                                    875 Third Avenue
                                    New York, NY  10022
                                    Attn:  Paul Merolla, Esq.
                                    Fax:  (212) 759-4016

         If to IGL, to:             Instinet Group LLC
                                    875 Third Avenue
                                    New York, NY  10022
                                    Attn:  Paul Merolla, Esq.
                                    Fax:  (212) 759-4016

In the case of personal delivery, the date of personal delivery or, in the case of telecopy or similar means of simultaneous transmission and receipt, the date of transmission or, in the case of mailing, the date of receipt, as the case may be, shall be the date of the delivery or giving of such notice. Any Party may, by notice to the other Party, change the address to which such notices are to be given.

                  5.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

                  5.8 Expenses. Except as provided in Article IV, each of the Parties shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

                  5.9 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.

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                  5.10 Amendments. No provisions of this Agreement shall be
deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

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                                   SIGNATURES

                  IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first written above.

Reuters C Corp.


By: __________________________________
Name:
Title:


Instinet Group LLC

By: __________________________________
Name:
Title: